For more information contact:
Stephen S. Romaine, President & CEO
 or Francis M. Fetsko, CFO
Tompkins Financial Corporation  607. 273.3210

For Immediate Release
Date: August 1, 2012

Tompkins Financial Corporation Announces Closing on Acquisition of
 VIST Financial Corp.

Ithaca, NY: Tompkins Financial Corporation (“Tompkins”) (TMP: NYSE MKT LLC) today announced that it closed on the acquisition of VIST Financial Corp., headquartered in Wyomissing, PA. As previously announced, VIST Bank will operate as a separate subsidiary with local management and a local board.

“This is a great fit between two companies with similar corporate cultures and values.  We look forward to welcoming our new colleagues and customers from VIST to the Tompkins family and anticipate a seamless integration of the two firms.  VIST Bank customers will see little change throughout the transition as VIST Bank will continue to operate and make decisions locally.” said Stephen S. Romaine, President and CEO of Tompkins Financial.

In conjunction with the completion of the transaction, Tompkins welcomes Alfred J. Weber and Frank C. Milewski to the Board of Directors of the Tompkins Financial Corporation.  Mr. Weber previously served as Chairman of the VIST Financial Corp. Board of Directors where he has been a director since 1995.  Mr. Milewski previously served as Vice Chairman of the VIST Financial Corp. Board of Directors and has been a director since 2002.  Prior to 2002, he served as a director of VIST bank since 1999.

As part of the completion of the transaction, Tompkins Financial Corporation has completely repaid the $25 million VIST Financial Corp.’s outstanding preferred stock and U.S. Treasury warrants held under the TARP Capital Purchase Program.

About Tompkins Financial Corporation
Tompkins Financial Corporation is a financial services company with $4.8 billion in assets serving the Central, Western, and Hudson Valley regions of New York State and the Southeastern region of Pennsylvania.  Headquartered in Ithaca, NY, Tompkins Financial is parent to Tompkins Trust Company, The Bank of Castile, Mahopac National Bank, VIST Bank, Tompkins Insurance Agencies, Inc., and Tompkins Financial Advisors.  Each Tompkins Financial subsidiary operates with a community focus and local decision-making, meeting the unique needs of the customers and communities it serves.   Founded in 1836, Tompkins has a strong record of creating long-term value for shareholders, clients and communities.   For more information on Tompkins Financial, visit www.tompkinsfinancial.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform of 1995:

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, and corporate objectives. The Company assumes no duty, and specifically disclaims any obligation, to update forward-looking statements, and cautions that these statements are subject to numerous assumptions, risks, and uncertainties, all of which could change over time. Actual results could differ materially from forward-looking statements.